                                                                    EXHIBIT 7(J)





                            STOCKHOLDERS' AGREEMENT



     This Stockholders' Agreement (this "Agreement") is made as of August 5, 1997, by and among Tele-Communications, Inc., a Delaware corporation, John C. Malone ("Malone"), the IP Series B Trust II (the "Trust"), Leo J. Hindery, Jr., both individually and as trustee of the Trust ("Hindery"), and the persons who are the beneficiaries of the Trust as of the date of this Agreement.

     In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I:  DEFINITIONS

1.1  DEFINITIONS.  The following terms, when used in this Agreement, will have
     -----------
the meanings set forth below.


Affiliate:               of a Person is any other Person that Controls, is
                         Controlled by or is under common Control with such Person.

Affiliate Offer:         a bona fide written offer from an Affiliate of any
                         member of the Shareholder Group to purchase or otherwise acquire all or part of the TCI Shares owned by one or more members of the Shareholder Group.

Business Day:            any day that is not a Saturday, a Sunday or a day
                         on which banking institutions in Denver, Colorado or San Francisco, California are required or authorized to be closed.

Control: the power to elect a majority of the directors (or similar officials) of a Person or to direct or cause the direction of the management and policies of a Person, whether by the ownership of voting interests, by contract or otherwise.

Election Notice:         either a Malone Election Notice or a TCI Election
                         Notice, as the context requires.

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

Fair Market Value:       the cash price at which a willing seller would sell and
                         a willing buyer would buy specified property, both having full knowledge of the relevant facts and being under no compulsion to buy or sell, in an arm's-length transaction without unusual time constraints.

HSR Act:                 the Hart-Scott-Rodino Antitrust Improvements Act of
                         1976, as amended.

Material Consent:        the consent, waiver or authorization of, or filing
                         with, any Person the lack of which reasonably could be expected to result in (a) material liability to the Offeror or the Purchaser if a purchase of TCI Shares by Malone or TCI pursuant to Article III is consummated or
                         (b) either the Offeror or the Purchaser being deprived of all or a material part of the benefits incident to the purchase and sale of TCI Shares pursuant to Article
                         III.

Purchase Agreement:      the Partnership Interest Purchase Agreement dated
                         as of August 5, 1997 between TCI ICM IV, Inc. and the
                         Trust.

Series A Shares:         shares of Tele-Communications, Inc. Series A TCI Group
                         Common Stock.

Shareholder Group:       Hindery, the Trust, any Person that is a trustee or
                         beneficiary of the Trust from time to time and each Transferee.

TCI:                     Tele-Communications, Inc., a Delaware corporation.

TCI Change in Control:   the acquisition by any Person, or by a group of Persons
                         that are under common Control (other than one or a combination of the Persons that constitute the TCI
                         Control Group), within any period of 12 consecutive months, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of Voting Stock of TCI representing in the aggregate more than 50% of the total voting power of all Voting Stock of TCI, calculated on a fully diluted basis immediately prior to the date of such acquisition
                         (or, if such Voting Stock is acquired in more than one transaction during such 12-month period, the date of the last of such transactions).

TCI Control Group:       John C. Malone, the estate, beneficiaries of the estate
                         and the legal heirs of John C. Malone after the death of John C. Malone, the estate, beneficiaries of the estate and the legal heirs of Bob Magness, the directors of TCI as of the date of this Agreement, any trust or other investment vehicle for the primary benefit of any of the foregoing persons or their heirs, Kearns-Tribune Corporation or any successor thereto by merger or consolidation, and the trustee under any employee stock purchase plan or other employee benefit plan of TCI, it being agreed that such trustee will be deemed to have beneficial ownership of all the Voting
                         Stock of TCI held under the plan, whether or not allocated to or vested in participants' accounts.

TCI Shares:              the shares of Tele-Communications, Inc. Series B TCI
                         Group Common Stock acquired by the Trust pursuant to the Purchase Agreement, and any other securities issued in exchange for any of the foregoing (except Series A
                         Shares exchanged for TCI Shares as provided in Article
                         III), that are held by or for the benefit of any member of the Shareholder Group from time to time.

Third Party Offer:       a bona fide written offer from a prospective  purchaser
                         that is not an Affiliate of any member of the Shareholder Group to purchase all or a portion of the TCI Shares.

Trading Price:           the average of the daily market prices of one TCI
                         Share for 30 consecutive Business Days commencing 25
                         Business Days before the date on which TCI gives a TCI
                         Election Notice or Malone gives a Malone Election
                         Notice, as appropriate. The daily market price of a TCI Share on any Business Day will be (a) the last sale price on such day on the principal stock exchange on which TCI Shares are then listed or admitted to trading or (b) if no sale takes place on such date on that exchange, the average of the reported closing bid and asked prices on such day as officially noted on that exchange. The Trading Price will be appropriately adjusted to reflect the effects of any stock dividend, stock split, reclassification or combination affecting
                         TCI Shares as a class, the record date or ex-dividend date of which occurs during the period in which the Trading Price is to be determined or thereafter prior to the closing of the purchase of TCI Shares for which the calculation of the Trading Price is required to be made.

Transfer:                with respect to any property, a sale, exchange,
                         transfer, assignment, pledge, grant of a security interest in or other disposition of all or any interest, of record or beneficially, in such property
                         (whether voluntary, involuntary or by operation of law).

Transferee:              a Person to whom a Transfer of TCI Shares is made in
                         compliance with this Agreement.

Voting Stock:            the issued and outstanding capital stock of a
                         corporation having general voting power under ordinary circumstances to elect directors of the corporation, but not including any capital stock that has or would have such voting power solely by reason of the happening of any contingency.


ARTICLE II: VOTING ARRANGEMENTS

     Hindery and each other member of the Shareholder Group agree that Hindery, as the trustee of the Trust, will have the exclusive right to exercise all of the voting and consent rights associated with the TCI Shares on all matters as to which such voting or consent rights are required or permitted to be exercised, and that Hindery will exercise such rights as Malone directs.
Hindery and, if required or deemed desirable by Malone, each other member of the Shareholder Group, will execute and deliver to Malone such proxies and other instruments and documents as Malone may request from time to time to give effect to or to evidence the rights granted in this Article II.

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

ARTICLE III:  TRANSFER RESTRICTIONS


3.1  TCI SHARE TRANSFERS.  No member of the Shareholder Group will Transfer any
     -------------------
of the TCI Shares, or any interest therein, held by it or of which it is a beneficial owner except to the extent specifically permitted by this Article
III. Any Transfer of TCI Shares or an interest therein other than as specifically permitted by this Article III will be void and of no effect. The restrictions on, and obligations with respect to, Transfers of TCI Shares set forth in this Agreement will be in addition to, and not in lieu of, any other restrictions or obligations imposed by applicable law or set forth in any instrument or agreement by which the TCI Shares or any member of the Shareholder Group is bound.

3.2  RIGHT OF FIRST REFUSAL.
     ----------------------

     (a) A member of the Shareholder Group may Transfer all or any portion of the TCI Shares held or beneficially owned by it to an Affiliate or to a Person that is not an Affiliate only after complying with the provisions of this
Section 3.2. No member of the Shareholder Group may Transfer any record or beneficial interest in any TCI Share separately from all of the legal and beneficial interests in such TCI Share, except to the extent necessary for the TCI Shares to be held of record by the Trust or for TCI Shares to be distributed to beneficiaries of the Trust to the extent permitted by Section 3.4. If the Trust or any other member of the Shareholder Group wishes to sell on the NASDAQ National Market System or on any national securities exchange (an "Open Market Sale"), or receives and wishes to accept a Third Party Offer or an Affiliate Offer for, or, in the case of Hindery, wishes to contribute to an entity qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (a "Charitable Contribution"), all or any portion of the TCI Shares held or beneficially owned by it (the "Offered Shares"), that Person (the "Offeror") must first offer to Malone and TCI the opportunity to purchase the Offered Shares. The offer will be made by notice (an "Offer Notice") given by the Offeror to Malone and TCI (a) accompanied (i) in the case of a Third Party Offer, by a copy of the Third Party Offer that specifically identifies the Person making the Third Party Offer and, to the extent known to the Offeror, each Person that directly or indirectly Controls such Person, (ii) in the case of an Affiliate Offer, by a notice that specifically identifies the Affiliate making the Affiliate Offer and each Person that directly or indirectly Controls such Affiliate, or (iii) in the case of a Charitable Contribution, by a notice identifying the charitable organization to which Hindery desires to transfer Offered Shares, and (b) in any case stating the Offeror's bona fide intention to Transfer the Offered Shares in an Open Market Sale or pursuant to the Third Party Offer, Affiliate Offer, or Charitable Contribution. The Offeror will provide such additional information as may reasonably be requested by Malone or TCI to evaluate the terms of the prospective Transfer. Malone may elect to purchase all or a portion of the Offered Shares by giving notice of such election to the Shareholder Group and TCI (the "Malone Election Notice") within 20 days after his receipt of the Offer Notice (the "Malone Election Period").
If Malone does not give an Election Notice for all of the Offered Shares within the Malone Election Period, TCI will have a period of 10 days after the end of the Malone Election Period (the "TCI Election Period") within which it may elect, by notice to Malone and the Offeror (a "TCI Election Notice"), to purchase the Offered Shares that Malone has not elected to purchase.

     (b) The consideration payable by Malone or TCI, as applicable (the "Purchaser"), for each Offered Share that the Purchaser has elected to purchase, at the Purchaser's election will be either (i) one Series A Share (or that number of Series A Shares, or shares of any successor class or series of stock issued in replacement of Series A Shares, into which one share of Tele-Communications, Inc. Series B TCI Group Common Stock is convertible at the time of determination) or (ii) if the Offered Shares are the subject of a Third Party Offer, cash in an amount equal to the consideration payable for one TCI Share pursuant to the Third Party Offer, and if the Offered Shares are to be sold in an Open Market Sale or are the subject of an Affiliate Offer, cash in an amount equal to the Trading Price; provided, however, that if the Offered Shares are to be Transferred as a Charitable Contribution, the consideration payable by the Purchaser for the Offered Shares will be determined under paragraph (b)(i) and the Purchaser will not have the right to elect to pay the consideration determined under paragraph (b)(ii) for such Offered Shares. The Purchaser will indicate in its Election Notice whether it elects to pay the purchase price in cash or Series A Shares. To the extent the consideration proposed to be paid for TCI Shares in a Third Party Offer consists of property other than cash, if the Purchaser elects to purchase Offered Shares for cash it will pay an amount equal to the Fair Market Value of such property. To the extent TCI is the Purchaser and elects to use Series A Shares as consideration for Offered Shares, the Offeror will convert such Offered Shares into Series A Shares. Any Series A Shares delivered by Malone as consideration for Offered Shares pursuant to this paragraph (b) will have the registration rights set forth in Annex A.

     (c) For purposes of this Article III, the Fair Market Value of the non-cash consideration proposed to be paid for TCI Shares in a Third Party Offer will be determined by agreement of the Offeror and the Purchaser. If they cannot agree on such Fair Market Value within 10 Business Days after an Election Notice is given, such Fair Market Value will be determined by an appraiser acceptable to the Offeror and the Purchaser. If they are unable to agree on a single appraiser within 10 Business Days after an Election Notice is given (the "Selection Period"), the Offeror and the Purchaser each will select an appraiser by giving notice to each other of such appraiser's identity within 10 Business Days after the end of the Selection Period. The Offeror and the Purchaser each will cause the appraiser they have selected to determine the Fair Market Value of the non-cash consideration in question and to submit a written report of its determination within 30 Business Days after the appraiser is selected. If the higher of the two appraisals is equal to or less than 120% of the lower appraisal, the average of the two will be the Fair Market Value of the non-cash consideration. If the higher of the two appraisals is more than 120% of the lower appraisal, the two appraisers will appoint a third appraiser within 10 Business Days and cause the third appraiser to submit a written report of its determination of the Fair Market Value of the non-cash consideration within 30 Business Days after such appraiser's selection. Such third appraiser will not be informed of the determinations of the other two appraisers. If three appraisals are necessary, then the average of the two appraisals in which the Fair Market Values are closest together will be deemed the Fair Market Value of the non-cash consideration or, if the highest and lowest appraisal differ from the middle appraisal by equal amounts, then the middle appraisal will be deemed the Fair Market Value. Any appraiser appointed pursuant to this Section 3.2(c) will be a nationally-recognized investment banking firm. The Offeror and the Purchaser will pay the fees and costs of the appraisers appointed by them. The Offeror and the Purchaser will share equally the fees and costs of any third appraiser appointed pursuant to this Section 3.2(c).

     (d) Unless the Offeror and the Purchaser otherwise agree, the closing of any purchase of TCI Shares pursuant to this Section 3.2 will be held at the principal corporate offices of TCI at 10:00 a.m. local time on the later of (i) the day that is 20 days after the Election Notice is given and (ii) two Business Days after the parties have obtained all Material Consents. If a purchase of TCI Shares pursuant to this Section 3.2 requires any filing under the HSR Act, the requirement for obtaining that consent for purposes of this Section 3.2 will be deemed satisfied if the applicable waiting period under the HSR Act has expired or has been terminated without the receipt of a notice of objection or the commencement or threat of litigation by a government entity to restrain the consummation of the purchase of the TCI Shares to be purchased. The Offeror and the Purchaser will cooperate to prevent any inconsistency between any HSR Act filings they are required to make and will furnish to each other such information and reasonable assistance as the other may reasonably request in connection with such filings and any request by a governmental agency for additional information. Each party to this Agreement covenants to and with the other parties that it will use its reasonable best efforts to obtain any Material Consent required to consummate any purchase of TCI Shares by Malone or TCI pursuant to this Article III as promptly as practicable.

     (e) At the closing of any purchase and sale of the Offered Shares by the Purchaser, (i) the Purchaser will pay the purchase price in the form in which the Purchaser has elected to make such payment pursuant to Section 3.2(b) and
(ii) the Offeror will transfer to the Purchaser all of the record and beneficial interests in the Offered Shares to be purchased, free and clear of all liens, claims and encumbrances, and will deliver such bills of sale, assignments and other agreements and instruments to the Purchaser, and will take all such other reasonable actions at and after the closing as the Purchaser may request, to effectively vest the Offered Shares to be purchased in the Purchaser.

     (f) If any Material Consent cannot be obtained within 12 months after the date the Election Notice is given, the Election Notice will be deemed rescinded and the Offeror may Transfer the Offered Shares (i) in an Open Market Sale on such terms as are generally available on such markets if a proposed Open Market Sale by the Offeror gave rise to the right of first refusal pursuant to this
Section 3.2, (ii) pursuant to a Charitable Contribution, or (iii) to the Person that made the Third Party Offer or Affiliate Offer for the consideration and upon the terms and conditions set forth in the Third Party Offer or Affiliate Offer (or, if the Person that made the Third Party Offer or Affiliate Offer no longer wishes to purchase the Offered Shares, in an Open Market Sale on such terms as are generally available on such markets) if a Third Party Offer or Affiliate Offer gave rise to the right of first refusal pursuant to this Section 3.2, in any case for a period of 60 days beginning on the day after the first anniversary of the date the Election Notice was given, provided that the Offered
                                                       --------
Shares so Transferred are first converted into Series A Shares. Upon such conversion the Series A Shares will not again be subject to the right of first refusal provisions of this Section 3.2 prior to the Transfer of such Series A Shares within the 60-day period as permitted by this paragraph (f). If the Offered Shares are not so Transferred during such 60-day period, the Offeror's right to Transfer such Offered Shares will again be subject to the provisions of this Section 3.2.

     (g) If Malone and TCI do not elect to purchase all of the Offered Shares, the Offeror will be free for a period of 60 days after the end of the TCI Election Period to Transfer the Offered Shares that Malone and TCI have not elected to purchase in an Open Market Sale on such terms as are generally available on such markets, pursuant to a Charitable Contribution, or to the Person that made the Third Party Offer or Affiliate Offer for the consideration and upon the terms and conditions set forth in the Third Party Offer or Affiliate Offer, as applicable. If those Offered Shares are not so Transferred during such 60-day period, the Offeror's right to Transfer such Offered Shares will again be subject to the provisions of this Section 3.2.

     (h) If any Offeror entitled to Transfer Offered Shares during a 60-day period pursuant to paragraph (f) or (g) is precluded from Transferring all of the Offered Shares such Offeror otherwise would be entitled to Transfer solely because of restrictions imposed by Rule 144 under the Securities Act of 1933, as amended, on the volume of securities that may be sold within a three-month period, such Offeror may Transfer the Offered Shares the Offeror is precluded by Rule 144 from Transferring during an additional period of 90 days, beginning on the day after the end of the 60-day Transfer period permitted by paragraphs (f) and (g).

     (i) Except for the conversion of Offered Shares into Series A Shares pursuant to paragraph (f), any member of the Shareholder Group who wishes to convert any TCI Shares of which such Person is the holder or the beneficial owner into Series A Shares will first offer to Malone and TCI the opportunity to purchase such TCI Shares, which will be treated as Offered Shares that are subject to the provisions of Section 3.2(a). If Malone gives a Malone Election Notice or TCI gives a TCI Election Notice with respect to all or any portion of such Offered Shares, the consideration payable upon the purchase of such Offered Shares will be the Trading Price, payable in the form elected by the Purchaser as described in Section 3.2(b).

3.3  CHANGE IN CONTROL OFFER.  If any Third Party Offer is made that, if
     -----------------------
consummated, would result in a TCI Change in Control, and the transaction represented by the Third Party Offer has been approved by TCI's Board of Directors, the purchase price payable by Malone for Offered Shares, to the extent Malone exercises his right of first refusal set forth in this Article III, must be paid in cash and not in Series A Shares. The preceding sentence will not preclude TCI, if it exercises its right of first refusal to purchase all or part of the Offered Shares that Malone does not elect to purchase, from paying the purchase price therefor in cash or Series A Shares, as it may elect.

3.4  DISTRIBUTIONS TO BENEFICIARIES.  Notwithstanding any other provision of
     ------------------------------
this Agreement, the Trust may distribute to any Person that is a beneficiary of the Trust from time to time the number of TCI Shares that are beneficially owned by such Person, provided that such Person complies with the provisions of
Section 3.6.

3.5  OTHER PERMITTED TRANSFERS.  Notwithstanding any other provision of this
     -------------------------
Agreement, subject to the provisions of Section 3.6 any member of the Shareholder

Group may (a) pledge all or part of the TCI Shares of which it is the legal or beneficial owner to Colorado National Bank or any other lending institution as security for a loan, (b) Transfer all or part of the TCI Shares owned by such Person to Lamar Alexander, Donne F. Fisher, Peter Kern or Lisa Perreault or (c) Transfer all or part of the TCI Shares owned by such Person to any spouse, parent, child, grandchild or sibling of such Person or to any trust or other investment vehicle established primarily for the benefit of any of the foregoing persons or their heirs, provided that prior to a Transfer permitted by clause
(a), (b) or (c) the member of the Shareholder Group making the Transfer causes the Transferee to provide to TCI a written certificate establishing to TCI's satisfaction that the Transfer qualifies as a private placement of the TCI Shares to be Transferred under applicable securities laws and as to the Transferee's investment intent with respect to such TCI Shares.

3.6  OTHER CONDITIONS TO TRANSFER.  Any Person (other than Malone and TCI) to
     ----------------------------
whom TCI Shares are permitted by this Article III to be Transferred must (except in the case of a Transfer of Shares pursuant to Section 3.2(g)), prior to such Transfer, agree in writing to be bound by the terms of this Agreement as a member of the Shareholder Group if such Person is not already a party hereto.
No member of the Shareholder Group will make any Transfer of TCI Shares that would violate U.S. federal or state securities laws.


ARTICLE IV:  MISCELLANEOUS

4.1  STOCK CERTIFICATE LEGEND.  All certificates representing TCI Shares will
     ------------------------
bear a legend in substantially the following form:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold, pledged or otherwise transferred or encumbered unless they are so registered or unless an exemption from registration is available, and except in accordance with the Stockholders' Agreement dated as of August ___, 1997 among the Company and certain of its stockholders, a copy of which agreement is available for inspection at the offices of the Company."

If an Offeror Transfers all or part of the Offered Shares to a Transferee as permitted by Section 3.2(f) or 3.2(g), TCI will issue to the purchaser of such Offered Shares a new certificate evidencing such Offered Shares without the legend set forth above (other than, in the case of TCI Shares Transferred pursuant to Section 3.5, the portion of such legend referring to the restrictions imposed by this Agreement) upon the receipt by TCI of evidence satisfactory to TCI and its legal counsel that the Offered Shares are registered or that such sale will comply with Rule 144 under the Securities Act of 1933, as amended, and any applicable state securities laws, and upon satisfaction of the transfer procedures normally applicable to the TCI Shares.

4.2  TERMINATION.  This Agreement will terminate upon the earliest to occur of
     -----------
(a) the death of Malone, (b) a TCI Change in Control that results from a transaction that is approved by the Board of Directors of TCI at a time when the majority of the members of such Board consist of persons who are, or are appointed by, the persons who are directors of TCI as of the date of this Agreement, or (c) the tenth anniversary of the date of this Agreement. The termination of this Agreement will not affect the rights and obligations of the parties accrued prior to such termination.

4.3  NOTICES.  All notices, requests, demands and other communications required
     -------
or permitted to be made pursuant to this Agreement will be in writing and will be deemed to have been given if delivered in person or by courier, sent by telecopy or sent by United States certified or registered mail, prepaid, addressed as follows:

          To TCI at:

          Tele-Communications, Inc.
          5619 DTC Parkway
          Englewood, Colorado  80111
          Attention:  Stephen M. Brett, Executive Vice President
            and General Counsel
          Telecopy:  (303) 488-3245

          with a copy to:

          Sherman & Howard L.L.C.
          633 Seventeenth Street, Suite 3000
          Denver, Colorado  80202
          Attention:  Charles Y. Tanabe, Esq.
          Telecopy:  (303) 298-0940

          To Malone at:

          Tele-Communications, Inc.
          5619 DTC Parkway
          Englewood, Colorado  80111
          Telecopy:  (303) 488-3201

          To the Shareholder Group at:

          InterMedia Partners
          235 Montgomery Street, Suite 420
          San Francisco, California  94104

          Attention:  Leo J. Hindery, Jr.
          Telecopy:  (415) 397-3978

          with a copy to:

          Pillsbury Madison & Sutro LLP
          235 Montgomery Street
          San Francisco, California  94104
          Attention:  Gregg F. Vignos, Esq.
          Telecopy:  (415) 983-1200

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. Any notice delivered personally or by courier will be deemed to be received on the date of delivery; any notice sent by telecopy will be deemed to be received upon confirmation of transmission by person or machine; and any notice so mailed will be deemed to be received on the date shown on the return receipt (evidence of rejection of delivery or inability to deliver because of a changed address of which no notice was given pursuant to the provisions of this Agreement will be deemed to be a receipt).

4.4  MODIFICATION; WAIVER.  This Agreement may be modified or terminated by
     --------------------
mutual agreement only by a writing signed by all the parties, and no provision or condition herein may be waived other than by a writing signed by the party waiving such provision or condition.

4.5  HEADINGS.  Article and Section headings in this Agreement are for the sole
     --------
purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof, and such headings will not be considered in interpreting or construing this Agreement.

4.6  ASSIGNMENT.  Any rights exercisable by Malone under this Agreement may be
     ----------
exercised by any designee of Malone. Except as provided in the preceding sentence, no party will assign any of its rights under this Agreement or delegate its duties hereunder unless it obtains the prior written consent of the other parties, which consent may be withheld at each such party's absolute discretion.

4.7  SPECIFIC PERFORMANCE.  The parties acknowledge that Malone would be
     --------------------
irreparably damaged if any member of the Shareholder Group violates or breaches its obligations under Article II, and that Malone and TCI would be irreparably damaged if any member of the Shareholder Group violates or breaches its obligations under Article III, and that in either case money damages would be an inadequate remedy for such breach or violation. Accordingly, each member of the Shareholder Group agrees that the provisions of Article II will be specifically enforceable by Malone and the provisions of Article III will be specifically enforceable by Malone and TCI, and that Malone and TCI will be entitled to temporary and permanent injunctive relief and other equitable remedies, at their sole election, to enforce such provisions. Such rights of enforcement will be without prejudice to any other right or remedy available to Malone or TCI.

4.8  COUNTERPARTS.  This Agreement may be executed in any number of
     ------------
counterparts, each of which may be deemed to be an original, and all of which taken together will constitute one instrument.

4.9  GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF
     -------------
DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAWS RULES.

4.10 OTHER.  This Agreement constitutes the entire agreement of the parties
     -----
regarding the subject matter hereof, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are hereby merged into this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and, subject to the limitations set forth in
Section 4.5, their respective successors and assigns. The provisions of this Agreement are for the exclusive benefit of the parties and their permitted successors and assigns, and no other Person is intended to be a third party beneficiary or to have any rights by virtue of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    IP SERIES B TRUST II


----------------------------        By:
     John C. Malone                    ----------------------------------
                                       Leo J. Hindery, Jr., Trustee


TELE-COMMUNICATIONS, INC.           TRUST BENEFICIARIES:


By:
   -------------------------        ------------------------------------
     Stephen M. Brett               Lamar Alexander
     Executive Vice President
      and General Counsel

                                    ------------------------------------
                                    Donne F. Fisher


                                    ------------------------------------
                                    Leo J. Hindery, Jr.


                                    ------------------------------------
                                    Peter Kern


                                    ------------------------------------
                                    David L. Klott


                                    ------------------------------------
                                    Robert J. Lewis


                                    ------------------------------------
                                    Lisa A. Perreault


                                    ------------------------------------
                                    Allison Leopold Tilley


                                    ------------------------------------
                                    Gregg F. Vignos

                                    Fisher Capital Partners, Ltd., a Colorado limited partnership


                                    By Fisher Capital Corporation, a Colorado corporation
                                    Its General Partner


                                    By:
                                       ------------------------------------
                                         Donne F. Fisher
                                         Its President



                                    Robin Hindery Trust


                                    By:
                                       ------------------------------------
                                         Stephen I. Leonard, Trustee


                                    M & ME Group, LLC, a Delaware limited
                                    liability company


                                    By M & ME Group, Inc., a Delaware
                                    corporation


                                    By:
                                       ------------------------------------
                                         Mike V. Breber
                                         Its President